Exhibit 21.1

As of the Closing each of Delta (Delta Corp Holdings Limited, a company incorporated in England and Wales) and Kaival (Kaival Brands Innovations Group Inc., a Delaware corporation) will become subsidiaries of the Registrant. The following is a list of Delta’s direct and indirect subsidiaries, which as of the Closing of the Business Combination will be the Registrant’s indirect subsidiaries:

Name	Country of organization
Delta Corp Shipping B.V.	Netherlands
Delta Corp Shipping Pte. Ltd.	Singapore
Delta Corp Europe Aps	Denmark
Delta Carrier ME DMCC	United Arab Emirates
Delta HNT FZE	United Arab Emirates
Deltabulk Shipping India Private Ltd.	India
Delta Bulk Shipping DMCC	United Arab Emirates
Vishwaa Carriers LLC	United Arab Emirates
Vishul Global Pvt. Ltd.	India
DC Multi Modal (Nagpur) Pvt. Ltd.	India
Three Wheels United	United States
Three Wheels Capital Pvt. Ltd.	India
Shabri Investments Pvt. Ltd.	India
Delta Avon Ltd.	Marshall Islands
Delta Energy Fuel Supply & Trading B.V.	Netherlands
Delta Energy Fuel Supply & Trading S.A.	Switzerland
Delta Energy Fuel Supply & Trading Ltd.	Ireland
Delta Energy Fuel Supply & Trading GmbH	Germany
Delta Connect DMCC	United Arab Emirates
Delta Energies Limited	United Kingdom
Oleo Energy DMCC	United Arab Emirates
Oleo India Pvt. Ltd.	India
Gulf Petrochem Factory LLC	United Arab Emirates
Delta Corp (Mauritius) Limited	Mauritius
Delta Energy Fuel & Lubricants Nigeria Ltd.	Nigeria
Delta Lubricants & Greases Tanzania Ltd.	Tanzania
Delta Energies (Mauritius) Limited	Mauritius
DC Energy Kenya Ltd.	Kenya
Delta Energy Rwanda Ltd.	Rwanda
DC Energy Uganda Ltd.	Uganda
Delta Corp Tanzania Ltd.	Tanzania
Delta Corp Ship Management B.V.	Netherlands
Delta Corp Ship Management DMCCO*	United Arab Emirates
Delta Corp Asset Management Pte. Ltd.	Singapore
EO Offshore Singapore Pte. Ltd.	Singapore
EO Offshore (M) Sdn. Bhd.	Malaysia
EO Offshore Service Singapore Pte. Ltd.	Singapore
EO Offshore Services (M) Sdn. Bhd.	Malaysia
Delta Corp Logistics USA LLC	United States of America